Exhibit 5.2

Board of Trustees
Colonial Properties Trust,
          as general partner of Colonial Realty
          Limited Partnership
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

     RE:     Colonial Realty Limited Partnership – 4.75% Senior Notes Offering

Ladies and Gentlemen:

          We have acted as special Alabama counsel to Colonial Realty Limited Partnership, a Delaware limited partnership (the “Partnership”), of which Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), is the sole general partner, in connection with the Partnership’s registration statement on Form S-3 (Registration No. 333-105329) (the “Original Registration Statement”) and the Partnership’s registration statement on Form S-3 (Registration No. 333-122287) (the “Rule 462 Registration Statement”, and together with the Original Registration Statement, the “Registration Statements”), each filed with the Securities and Exchange Commission and relating to the proposed public offering of the Partnership’s unsecured debt securities that may be offered and sold by the Partnership from time to time as set forth in a prospectus and one or more supplements thereto, all of which form a part of the Registration Statements. This opinion letter is rendered in connection with the proposed offering of $275,000,000 in aggregate principal amount of the Partnership’s 4.75% Senior Notes due 2010 (the “Notes”) as described in a Prospectus dated December 1, 2003 (the “Prospectus”), and a Prospectus Supplement dated January 26, 2005 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statements. This opinion is being furnished to you solely for your benefit and may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent. Hogan & Hartson, L.L.P., counsel to the Company, may rely on this opinion solely for the purpose of fulfilling the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statements.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1. Executed copies of the Registration Statements.

          2. The Prospectus and the Prospectus Supplement.

          3. Executed copies of the Underwriting Agreement and the Terms Agreement, each dated January 26, 2005 (collectively, the “Underwriting Agreement”) by and among the Partnership, Citigroup Global Markets Inc, Bear, Stearns & Co. Inc., UBS Securities LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc.

          4. An executed copy of the global certificate representing the Notes.

Board of Trustees
January 31, 2005

          5. The Declaration of Trust of the Company, as amended (the “Declaration of Trust”), as certified by the Secretary of State of the State of Alabama on January 20, 2005 as being complete, accurate and in effect (subject to exceptions noted in such certification).

          6. The Bylaws of the Company, as amended, certified as of the date hereof by the Secretary of the Company as being true, correct and complete and in full force and effect.

          7. Certificate of Limited Partnership of the Partnership, as certified by the Office of the Secretary of State of the State of Delaware on January 20, 2005 and as certified as of the date hereof by the Secretary of the Company, in its capacity as general partner of the Partnership, as being complete, accurate and in effect.

          8. Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 19, 1999, as amended, certified as of the date hereof by the Secretary of the Company, in its capacity as general partner of the Partnership, as being complete, accurate and in effect.

          9. A certificate of certain officers of the Company and its corporate subsidiaries as to certain facts relating to the Company and its subsidiaries.

          10. Certain resolutions of the Executive Committee of the Board of Directors of Colonial Properties Holding Company, Inc., as predecessor entity to the Company, adopted at a meeting held on July 2, 1996, relating to the Indenture, resolutions of the Board of Trustees of the Company adopted at meetings held on April 24, 2003 and January 21, 2005, relating to the filing by the Partnership of the Registration Statements and related matters, and resolutions adopted by written consent of the sole member of the Pricing Committee of the Board of Trustees of the Company on January 26, 2005, relating to the sale and authorization of the Notes by the Partnership and arrangements in connection therewith, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          11. The Indenture, dated as of July 22, 1996, and a first supplemental indenture dated as of December 31, 1998 between the Partnership and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Trustee (collectively, the “Indenture”).

          We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company and the Partnership. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies, and the authenticity, accuracy and completeness of the originals of such latter documents. We have also assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to

Board of Trustees
January 31, 2005

enforce the Indenture against the Partnership, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture, and (vii) each relevant statute, rule, regulation and agency action covered by this opinion letter is valid and constitutional unless a reported decision of a federal court or a court in the applicable jurisdiction has established its unconstitutionality or invalidity. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the laws of the State of Alabama, and we express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that, as of the date of this letter, assuming due execution and delivery by the Company on behalf of the Partnership, receipt by the Partnership of the consideration for the Notes specified in the Underwriting Agreement, the Notes constitute valid and binding obligations of the Partnership under the laws of the State of Alabama, enforceable against the Partnership in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding at law or in equity).

          We are members of the Bar of the State of Alabama, and we do not express any opinion concerning any law other than the law of the State of Alabama. We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Partnership of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statements. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Board of Trustees
January 31, 2005

          We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Current Report on Form 8-K of the Company. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SIROTE & PERMUTT, P.C.

SIROTE & PERMUTT, P.C.